Exhibit 97.1
SELECTQUOTE, INC.
CLAWBACK POLICY
(Effective as of October 2, 2023)

SelectQuote, Inc., a Delaware corporation (the “Company”), has adopted this policy (this “Policy”) pursuant to Section 303A.14 of the Continued Listing Standards of the New York Stock Exchange and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (together, the “Compensation Recovery Rules”). The Policy sets forth the standards and procedures for the recovery of certain incentive-based compensation paid to the Company’s Executive Officers (as defined herein).
I.DEFINITIONS
A.“Committee” means the Compensation Committee of the Board of Directors of the Company.
B.“Covered Accounting Restatement” means an accounting restatement prepared due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial restatements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement). For the avoidance of doubt, a Covered Accounting Restatement will not include changes to the Company’s financial statements that do not represent error corrections under the accounting standards, including, without limitation, those changes resulting from a (i) retrospective application of a change in accounting principle, (ii) retrospective application of a change in reporting entity, (iii) retrospective reclassification due to a discontinued operation, (iv) retrospective adjustment to provisional amounts in connection with a prior business combination and (v) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
C.“Covered Incentive-Based Compensation” means any Incentive-Based Compensation (i) received by a current or former Executive Officer after beginning service as an Executive Officer, provided that the current or former Executive Officer served as an Executive Officer at any time during the performance period applicable to such Incentive-Based Compensation, and (ii) received on or after October 2, 2023. For purposes of this definition, Incentive-Based Compensation is deemed to be “received” in the fiscal year in which the financial reporting measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal year.
D.“Executive Officer” has the meaning assigned to it in Section 10D-1(d) of the Exchange Act.

E.“Financial Reporting Measure” means (i) any measure determined in accordance with accounting principles used in the Company’s financial statements, whether presented in or outside of the Company’s financial statements, (ii) any measures derived wholly or in part from such measures (including non-GAAP measures), and (iii) other performance measures affected by accounting-related information, including stock price, total shareholder return and relative total shareholder return.
F.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of any Financial Reporting Measure, which may include awards granted under the Company’s annual incentive plan as well as performance-based restricted stock units. For the avoidance of doubt, Incentive-Based Compensation shall not include equity awards that vest solely based on continued service and were not granted based on the attainment of any Financial Reporting Measure.
II.GENERAL RULE
In the event the Company determines it is required to prepare a Covered Accounting Restatement, the Committee shall review any Covered Incentive-Based Compensation received by a current or former Executive Officer of the Company during the three completed fiscal years preceding the earlier of the date that (i) the Company determines such a Covered Accounting Restatement is required to be prepared or (ii) a court orders the preparation of a Covered Accounting Restatement (such date, the “Clawback Trigger Date”). In the event the Committee determines that the amount of any such Covered Incentive-Based Compensation that was received exceeds the amount that otherwise would have been received had it been determined based on the restated results (such amounts, the “Erroneously Awarded Compensation”), the amount of such Erroneously Awarded Compensation shall be recovered in accordance with Section IV hereof on a pre-tax basis.
For purposes of this section, Incentive-Based Compensation is deemed to be “received” in the fiscal year in which the Financial Reporting Measure included in the Incentive-Based Compensation award is attained or satisfied, regardless of whether the payment or grant occurs before or after such fiscal year.
III.CALCULATION OF ERRONEOUSLY AWARDED COMPENSATION
In the event any applicable Covered Incentive-Based Compensation has been granted in the form of equity or equity-based awards, and such awards remain outstanding as of the Clawback Trigger Date, the Erroneously Awarded Compensation shall be calculated as the number of shares received in excess of the number that should have been received. For the avoidance of doubt, in the event Covered Incentive-Based Compensation is attained only partially based on the achievement of certain Financial Reporting Measures, only the portion of such compensation based on or derived from the Financial Reporting Measures shall be subject to recovery.
In the event the Erroneously Awarded Compensation is not able to be calculated directly from information in an accounting restatement (e.g., equity awards subject to total shareholder return or stock price measures), the Committee shall use a reasonable estimate of the effect of the accounting restatement to determine the amount of such Erroneously Awarded Compensation that shall be subject to recovery and shall maintain documentation of the determination of such estimate and provide it to the New York Stock Exchange to the extent required by the Compensation Recovery Rules.
IV.METHOD FOR RECOVERY
The Committee shall, in its discretion, determine the appropriate means for recovery of any Erroneously Awarded Compensation, including the cancellation of outstanding and future annual or long-term incentive compensation or requiring repayment by the applicable Executive Officer, provided that the recovery occurs reasonably promptly and on terms consistent with the Compensation Recovery Rules.
Recovery shall be required in all circumstances unless the Committee determines that recovery is impracticable in accordance with Rule 10D-1(b)(iv) of the Exchange Act.
V.MISCELLANEOUS
A.Non-Exclusivity. This Policy is intended to supplement any and all other rights the Company may have to pursue remedies against an employee or former employee in connection with an accounting restatement or for misconduct or similar behavior in the course of employment by the Company, all of which are expressly retained by the Company. Any right of recovery under this Policy is in addition to, and not in lieu of, any other such remedies or rights of recovery that may be available to the Company.
B.Administration. This Policy shall be administered and interpreted by the Committee in accordance with the Compensation Recovery Rules and other applicable securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy as it may deem necessary or proper. Except as otherwise required by the Compensation Recovery Rules, this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall as appropriate be understood to refer to the full Board. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.
C.Amendment; Termination. The Committee may amend or terminate this Policy from time to time in its discretion, including as required to comply with any applicable law or regulation. Any such amendment will be binding on employees who continue in the employment after the effective date of such amendment.

D.Successors. This Policy shall be binding and enforceable against all subject employees and their beneficiaries, executors, administrators, and other legal representatives.